Exhibit 23.1

CONSENT OF PINNACLE ENERGY SERVICES, L.L.C.

We consent to the references to our firm in the form and context in which they appear in this registration statement on Form 10 of Richfield Oil & Gas Company (the “Registration Statement”).  We hereby further consent to the inclusion in the Registration Statement of estimates of oil and gas reserves contained in our report entitled “Reserves and Engineering Evaluation – Richfield Oil and Gas Company – Year-End 2011 – SEC Pricing,” and to the inclusion of our report dated January 18, 2012 as an exhibit to the Registration Statement.

PINNACLE ENERGY SERVICES, L.L.C.

/s/ John Paul Dick, P.E.

John Paul Dick, P.E.

Oklahoma City, Oklahoma

February 24, 2012